Exhibit 14.2
October 18, 2007
ECOLOGY COATINGS, INC.
COMPENSATION COMMITTEE CHARTER
This Compensation Committee Charter was adopted by the Board of Directors of Ecology
Coatings, Inc. on October 18, 2007.
I. Statement of Purpose
     The purpose of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Ecology Coatings, Inc. (the “Company”) is to (i) facilitate the Board’s discharge of its responsibilities relating to the evaluation and compensation of the Company’s executives, (ii) oversee the administration of the Company’s compensation plans, (iii) review and determine director compensation and (iv) prepare any report on executive compensation required by the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”).
II. Membership
     The Committee shall be composed of at least two directors as determined by the Board, none of whom shall be an employee of the Company and each of whom shall (1) satisfy the independence requirements of the Nasdaq Stock Market, (2) be a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and (3) be an “outside director” under the regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).
     Vacancies on the Committee shall be filled by a vote of the Board. The Board may remove a member of the Committee. Any member of the Committee may resign therefrom at any time by delivering a letter of resignation to the chairman of the Board with a copy to the Secretary. Any such resignation shall take effect at the time specified therein, or, if the time when it shall become effective has not been specified therein, then it shall take effect immediately upon its receipt by the chairman of the Board; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.
III. Committee Authority and Responsibilities
     The Committee shall have the following specific authority and responsibilities (in addition to any other authority or responsibility which the Board may from time to time delegate to the Committee), in each case subject to the requirements of law and the Company’s bylaws:

October 18, 2007
A.	The Committee shall, at least annually, review the compensation philosophy of the Company.

B.	The Committee shall, at least annually, review and approve corporate goals and objectives relating to the compensation of the chief executive officer, evaluate the performance of the chief executive officer in light of those goals and objectives and determine and approve the compensation of the chief executive officer based on such evaluation. The Committee shall have sole authority to determine the chief executive officer’s compensation.

C.	The Committee shall, at least annually, review and approve all compensation for all executive officers, other officers (as such term is defined in Rule 16a-1, promulgated under the 1934 Act), vice presidents and all other employees of the Company or its subsidiaries with a base salary greater than or equal to $150,000. The Committee shall also review and approve all officers’ employment agreements and severance arrangements.

D.	The Committee shall, at least annually, review and recommend to the board all compensation for any director (i.e., member of the Board) of the Company.

E.	The Committee shall periodically engage in a general review of base compensation levels for all other employees of the Company.

F.	The Committee shall periodically review and approve all annual bonus, long-term incentive compensation, stock option, employee pension and welfare benefit plans (including 401(k), employee stock purchase plan and others), and with respect to each plan shall have responsibility for:
1.	general administration;

2.	setting performance targets under all annual bonus and long-term incentive compensation plans as appropriate and committing to writing any and all performance targets for all executive officers who may be “covered employees” under Section 162(m) of the Code within the first 90 days of the performance period to which such target relates or, if shorter, within the period provided by Section 162(m) of the Code in order for such target to be “pre-established” within the meaning of Section 162(m);

3.	certifying that any and all performance targets used for any performance-based equity compensation plans have been met before payment of any executive bonus or compensation or exercise of any executive award granted under any such plan(s);

October 18, 2007

4.	approving all amendments to, and terminations of, all compensation plans and any awards under such plans;

5.	granting any awards, under any performance-based annual bonus, long-term incentive compensation and equity compensation plans to executive officers or current employees with the potential to become the chief executive officer or an executive officer, including stock options and other equity rights (e.g., restricted stock, stock purchase rights);

6.	making recommendations to the Board with respect to awards for the Company’s directors under the Company’s equity incentive plan(s); and

7.	repurchasing securities from terminated employees, other than ordinary course repurchases of shares issued upon the early exercise of stock options in connection with the termination of an employee’s employment.
G.	The Committee shall establish and periodically review policies concerning perquisite benefits.

H.	The Committee shall periodically review the need for a Company policy regarding compensation paid to the Company’s executive officers in excess of limits deductible under Section 162(m) of the Code.

I.	The Committee shall determine the Company’s policy with respect to change of control or “parachute” payments.

J.	The Committee shall review and approve executive officer and director indemnification and insurance matters.

K.	The Committee shall review and approve any employee loans in an amount equal to or greater than $10,000.

L.	The Committee shall prepare and approve the Compensation Committee report to be included as part of the Company’s annual proxy statement (the “Proxy Statement Report”).

October 18, 2007
M.	The Committee shall evaluate its own performance on an annual basis, including its compliance with this Charter, and report to the Board with respect to such evaluation, including any recommendations for changes in procedures or policies governing the Committee. The Committee shall conduct such evaluation and review in such manner as it deems appropriate.

N.	The Committee shall review and reassess this Charter at least annually and submit any recommended changes to the Board for its consideration.
IV. Delegation
     In fulfilling its responsibilities, the Committee shall be entitled to delegate any or all of its responsibilities to a subcommittee of the Committee, except that it shall not delegate its responsibilities set forth in paragraphs III or V or for any matters that involve executive compensation or any matters where it has determined such compensation is intended to comply with Section 162(m) of the Code by virtue of being approved by a committee of “outside directors” or is intended to be exempt from Section 16(b) under the 1934 Act pursuant to Rule 16b-3 by virtue of being approved by a committee of “non-employee directors.”
     The Committee may delegate and grant authority to the chief executive officer to grant awards under the Company’s equity incentive plan(s) to the Company’s employees holding positions below the level of vice president.
V. Committee Reports
     The Committee shall produce the following reports and provide them to the Board:
A.	An annual performance evaluation of the Committee, which evaluation measures the performance of the Committee against the requirements of this Charter and sets forth the goals and objectives of the Committee for the upcoming year. The performance evaluation should also contain any recommendations for changes to this Charter arising out of the Committee’s annual review.

B.	The Committee shall maintain minutes. A summary of the actions taken at each Committee meeting, which shall be presented to the Board at the next Board meeting following such Committee meeting.

C.	Any other reports which the Board may from time to time specify.
     Except in the case of the reports specified in paragraph 1, these reports may take the form of an oral report by the chairperson of the Committee or any other member of the Committee designated by it to give such oral report.

October 18, 2007
VI. Retention of Consultants and Advisors
     The Committee shall have authority to retain and terminate any compensation consultant to be used to assist in the evaluation of director, CEO or senior management compensation and shall have sole authority to approve the consultant’s fees and other retention terms. The Committee shall also have authority, without having to seek Board approval, to obtain, at the expense of the Company, advice and assistance from internal or external legal, accounting or other advisors. The Committee shall have the authority to conduct or authorize investigations into or studies of any matters within the Committee’s scope of responsibilities.
VII. Duties and Responsibilities of the Board
     The Board shall:
A.	elect members to the Committee and conduct oversight of the activities of the Committee;

B.	ensure that adequate resources are available to the Committee for proper discharge of its duties and responsibilities;

C.	provide timely written disclosure to the applicable governing or administrative forums of any determination that the Board has made regarding the independence of the members of the Committee; the financial literacy of the members of the Committee; the accounting or related financial management expertise of the financial expert of the Committee; and the annual review and reassessment of the adequacy of this Charter as well as an annual self-evaluation.

D.	ensure this Charter is posted on the Company’s Web site.